UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2005

NorthWestern Corp.

(Exact name of registrant as specified in its charter)

Delaware	0-692	46-0172280
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 S. Dakota Avenue Sioux Falls, South Dakota		57104
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (605) 978-2908

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.          Entry Into a Material Definitive Agreement.

On June 30, 2005, NorthWestern Corporation (the “Company”) amended and restated its existing $250 million senior secured credit facility (the “Old Facility”) to provide for a new unsecured senior revolving credit facility in an aggregate principal amount of $200 million (the “New Credit Facility”).  Deutsche Bank Securities, Inc. acts as Joint Lead Arranger and its affiliate Deutsche Bank AG New York Branch, acts as Administrative Agent and as a lender under the New Credit Facility. Lehman Brothers Inc. acts as Joint Lead Arranger under the New Credit Facility. Lehman Commercial Paper Inc., an affiliate of Lehman Brothers Inc., acts as Syndication Agent and as a lender under the New Credit Facility.

Material terms and conditions of the New Credit Facility are described in Item 2.03 of this Current Report on Form 8-K which description is incorporated by reference.

Item 1.02.          Termination of a Material Definitive Agreement.

On June 30, 2005, the Company borrowed $74.75 million and issued letters of credit totaling $19.0 million under the New Credit Facility to repay in full and terminate its obligations under the Old Facility. The Company did not pay any prepayment premium in connection with the early termination of the Old Facility.

Item 2.03           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As discussed in Item 1.01 of this Current Report on Form 8-K, on June 30, 2005, the Company entered into the New Credit Facility that provides for $200 million of revolving credit.  A copy of the New Credit Facility is filed as Exhibit 99.1 hereto and is incorporated by reference.

The New Credit Facility will mature on November 1, 2009.  The New Credit Facility does not amortize and is unsecured.

The New Credit Facility will bear interest based on a credit ratings grid, and initially will be set at a rate equal to LIBOR plus 1.125% per annum, or at a base rate plus 0.25% per annum.  Base rate loans will be paid quarterly in arrears. LIBOR loans will be paid on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

In addition to the terms of the New Credit Agreement described above, the New Credit Agreement contains covenants, which are subject to limitations and exceptions, limiting the ability of the Company and its restricted subsidiaries to, among other things: (i) incur additional indebtedness; (ii) create liens; (iii) engage in any consolidation or merger or otherwise liquidate or dissolve; (iv) dispose of property; (v) make restricted payments; (vi) make loans or advances; and (vii) enter into transactions with affiliates.  Many of these restrictive covenants will fall away upon the loans being rated “investment grade” by two of three of Fitch, Moody’s and Standard and Poor’s.

The New Credit Facility also provides that, if an event of default occurs and is continuing, the administrative agent may terminate the revolving loan commitments and declare all principal and accrued interest immediately due and payable, except that an event of default resulting from certain events of bankruptcy, insolvency or reorganization in respect of the Company or certain of its restricted subsidiaries will automatically cause all revolving loan commitments to terminate and all principal and accrued interest to become immediately due and payable.  Events of default include: (i) failure to pay any installment of interest under the New Credit Facility when due and payable and the continuance of any such failure for five days; (ii) failure to pay principal under the New Credit Facility when due and payable; (iii) failure to observe or perform any of the negative covenants contained in the New Credit Facility or the covenants relating to the conduct of business and maintenance of existence of the Company; (iv) failure to observe or perform any other covenant or agreement contained in the New Credit Facility and, subject to certain exceptions, the continuance of such failure for a period of 30 days; (iv) certain events of bankruptcy, insolvency or reorganization in respect of the Company or certain of its subsidiaries; (v) certain defaults in indebtedness with an aggregate amount outstanding in excess of $15 million; (vi) final unsatisfied judgments not covered by insurance aggregating in excess of $15 million, at any one time rendered against the Company us or any of its subsidiaries and not stayed, bonded or discharged within 60 days; (vii) prohibited transactions, accumulated funding deficiencies or reportable events occur under ERISA that could reasonably cause a material adverse effect to the Company; (viii) the occurrence of an event of default under the Company’s mortgage bond indentures or under the indenture governing the Company’s 5.875% Senior Secured Notes due 2014; (ix) the occurrence of a change in control (as defined in the New Credit Facility); and (x) any change to the confirmation order entered by the Bankruptcy Court that could reasonably be expected to materially and adversely affect the lenders or the Company’s ability to perform its obligations under the New Credit Facility.

For additional information, Item 7.01 of this Current Report on Form 8-K.

Item 7.01.          Regulation FD Disclosure.

On June 28, 2005, the Company issued a press release announcing that it had reached an agreement in principle with the creditors committee of Netexit, Inc., f/k/a Expanets, Inc., on a bankruptcy liquidation plan.  Netexit, a subsidiary of the Company, filed for Chapter 11 bankruptcy protection with the U.S. Bankruptcy Court for the District of Delaware on May 4, 2004.

According to terms of the agreement in principle:

•      The Company will receive an initial distribution of $20 million in cash for its allowed claims upon the effective date of Netexit’s confirming an amended and restated plan of reorganization and disclosure statement to be filed with the bankruptcy court.

•      A reserve of an additional $5 million will be set aside through the amended plan for an additional distribution to the Company after distributions are made on other allowed unsecured claims.

•      A reserve of up to $22.9 million will be set aside through the amended plan for payment of allowed non-NorthWestern unsecured claims with distribution to occur only after all such unsecured claims are resolved.  Any remaining cash from this reserve, which is not paid out to other allowed unsecured claims, will be paid to the Company.

•      $8 million will be paid on the effective date of the plan to securities class action claimants to satisfy a $20 million allowed liquidated claim provided to former shareholders of the Company in a previously announced court-approved settlement.  Based on the terms of the securities settlement, the Company expects to recognize an additional pre-tax loss on discontinued operations of approximately $8 million during the second quarter of 2005.

•      After distributions are made to allowed unsecured, administrative and priority claims, any remaining Netexit estate funds will be paid to the Company at the filing of a motion to close the bankruptcy proceeding.

An amended and restated plan of reorganization and disclosure statement for Netexit will be finalized and filed with the U.S. Bankruptcy Court for the District of Delaware in the next several weeks incorporating the terms of the settlement reached during the mediation.  According to the agreement in principle, Netexit’s creditors committee will support the amended and restated plan of reorganization and disclosure statement in a solicitation letter urging approval of the plan by Netexit’s creditors.  A copy of this press release is attached hereto as Exhibit 99.2.

On June 30, 2005, the Company also issued a press release announcing that it amended its existing revolving credit facility, which we refer to as the Old Facility, and is now operating under a $200 million senior unsecured revolving credit facility (the “New Facility”) with lower borrowing costs.  In addition, because the New Facility is an unsecured facility, the $225 million of first mortgage bond collateral securing the Old Facility was released by the lenders thereunder.  A copy of this press release is attached hereto as Exhibit 99.3.

On June 30, 2005, the Company also issued a press release regarding a report that Montana Public Power, Inc. had approved issuance of an offer letter for the purchase of all of the outstanding stock of the Company.  The Company’s Board of Directors recently received an unsolicited informal proposal to purchase the outstanding shares of the Company by Montana Public Power, Inc.  The reported offer letter appears to contain the same terms as those proposed in the informal proposal presented to the Company’s Board.  After an evaluation of this unsolicited informal proposal, with the advice of the Company’s legal counsel and its financial advisor, the Company’s Board of Directors concluded that the informal proposal is not in the best interests of NorthWestern and its stockholders.  A copy of this press release is attached hereto as Exhibit 99.4.

A copy of each of the press releases is being furnished pursuant to Regulation FD as Exhibits 99.2, 99.3 and 99.4 to this Current Report on Form 8-K and is herein incorporated by reference.  The information in the press releases shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section.  Furthermore, the press releases shall not be deemed to be incorporated by reference into the Company’s filings under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except as set forth with respect thereto in any such filing.

Item 9.01.          Financial Statements and Exhibits.

EXHIBIT NO.	DESCRIPTION OF DOCUMENT
99.1*

Credit Agreement, dated as of June 30, 2005, among NorthWestern Corporation, as borrower, the several lenders from time to time parties thereto, Deutsche Bank Securities Inc. and Lehman Brothers Inc., as joint lead arrangers, Lehman Commercial Paper Inc., as syndication agent, Union Bank of California, N.A. and KeyBank National Association, as co-documentation agents, and Deutsche Bank AG New York Branch, as administrative agent and collateral agent.

99.2*	Press Release of NorthWestern Corporation dated June 28, 2005

99.3*	Press Release of NorthWestern Corporation dated June 30, 2005

99.4*	Press Release of NorthWestern Corporation dated June 30, 2005

* filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, NorthWestern Corp. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NORTHWESTERN CORP.

Date: July 1, 2005
	By:	/S/ THOMAS J. KNAPP
Thomas J. Knapp
General Counsel

Exhibit Index

EXHIBIT NO.	DESCRIPTION OF DOCUMENT
99.1*

Credit Agreement, dated as of June 30, 2005, among NorthWestern Corporation, as borrower, the several lenders from time to time parties thereto, Deutsche Bank Securities Inc. and Lehman Brothers Inc., as joint lead arrangers, Lehman Commercial Paper Inc., as syndication agent, Union Bank of California, N.A. and KeyBank National Association, as co-documentation agents, and Deutsche Bank AG New York Branch, as administrative agent and collateral agent.

99.2*	Press Release of NorthWestern Corporation dated June 28, 2005

99.3*	Press Release of NorthWestern Corporation dated June 30, 2005

99.4*	Press Release of NorthWestern Corporation dated June 30, 2005

* filed herewith